Exhibit 99

Best Buy Reports Fiscal Third Quarter Results

Domestic comparable sales and traffic both achieved positive growth

Share repurchases reach $1.2 billion fiscal year-to-date

Third quarter EPS of $0.42 (adjusted EPS of $0.47)

Fiscal Third Quarter Financial Summary
(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Nov 26, 2011	Nov 27, 2010	Change YOY
Revenue	$12,099	$11,890	2%
Gross profit	$2,931	$2,983	(2)%
SG&A	$2,616	$2,598	1%
Restructuring charges	$137	$—	n/a
Operating income	$178	$385	(54)%
Diluted EPS	$0.42	$0.54	(22)%
Key Metrics:
Comparable store sales % change(1)	0.3%	(3.3)%
Gross profit as % of revenue	24.2%	25.1%
SG&A as % of revenue	21.6%	21.8%
Operating income as % of revenue	1.5%	3.2%

Adjusted Non-GAAP Results(2)
Gross profit as % of revenue	24.3%	25.1%
Operating income	328	385	(15)%
Operating income as % of revenue	2.7%	3.2%
Diluted EPS	$0.47	$0.54	(13)%

Fiscal Third Quarter Highlights

•	Domestic segment comparable store sales growth of almost 1 percent, including online revenue growth of 20 percent

•	Domestic segment mobile phones comparable store sales growth of 9 percent

•	Domestic segment connections growth of 8 percent

•	International segment adjusted operating income (excluding restructuring charges) increase of 82 percent

•	Total adjusted operating income (excluding restructuring charges) decline of 15 percent

•	Share repurchases of $320 million (12.6 million shares) in the fiscal third quarter; $1.2 billion (41.8 million shares) fiscal year-to-date

•	Year-to-date free cash flow(3) of $2.0 billion, up significantly versus the prior-year period

•
Confirming fiscal year adjusted diluted EPS guidance range of $3.35 to $3.65, including the estimated impact from fiscal 2012 share repurchases and excluding previously announced charges and other items as detailed below. Including these charges and other items, the resulting fiscal year GAAP basic EPS (loss per share) guidance range is ($3.52) to ($3.17).

MINNEAPOLIS, Dec 13, 2011 -- Best Buy Co., Inc. (NYSE: BBY), a leading multi-channel global retailer and developer of technology products and services, today reported net earnings of $154 million, or $0.42 per diluted share, and $172 million adjusted net earnings excluding restructuring charges and a gain on the sale of investments, or adjusted net earnings of $0.47 per diluted share, for its fiscal third quarter ended November 26, 2011, compared with $217 million, or $0.54 per diluted share, for the prior-year period.

“I'd like to thank our employees around the world for their tireless efforts during the third quarter and a successful kickoff to the holiday selling season,” said Brian J. Dunn, CEO of Best Buy. “We took actions to provide value to customers and drive our business in this competitive consumer environment. We are pleased to report positive traffic, comparable store sales growth and continued progress on our key strategic focus areas, highlighted by strong performance online.”

Revenue

	Three Months ended November 26, 2011			Prior-Year Period
($millions)	Revenue	Change YOY	Comp. Store Sales	Comp. Store Sales
Domestic	$8,885	2.0%	0.9%	(5.0)%
International	3,214	1.0%	(1.7)%	2.3%
Total	$12,099	1.7%	0.3%	(3.3)%

Total company revenue was $12.1 billion during the fiscal third quarter, an increase of 1.7 percent compared to the prior-year period and included a comparable store sales gain of 0.3 percent. The Domestic segment product areas of comparable store sales growth included mobile computing (including tablets), appliances, eReaders, mobile phones, and movies. This growth was partially offset by comparable store sales declines in digital imaging and gaming. The Domestic online channel delivered a 20 percent revenue increase compared to the prior-year period. Television sales showed sequential improvement from prior quarters, resulting in a low single-digit comparable store sales decline during the quarter. The International segment comparable store sales decline was primarily driven by a comparable store sales decline in small box stores in Europe.

Gross Profit

	Three Months ended November 26, 2011
($millions)	Gross Profit	Change YOY	% of Revenue
Domestic	$2,109	(3)%	23.7%
International	822	2%	25.6%
Total	$2,931	(2)%	24.2%
Adjusted gross profit – Domestic	2,109	(3)%	23.7%
Adjusted gross profit – International	835	4%	26.0%
Total adjusted gross profit	$2,944	(1)%	24.3%

Total company gross profit dollars declined 2 percent during the quarter compared to the prior-year period (a decline of 1 percent excluding restructuring charges). The Domestic segment gross profit dollar decline of 3 percent was driven by a rate decline of 130 basis points, partially offset by 2 percent growth in revenue. The primary factors influencing the rate decline included increased promotional activity to drive increased traffic and sales in key areas like mobile computing, television and movies, a heavier mix of sales in promotional items with lower margins and higher proportion of sales of service products which include deferred revenue. International segment gross profit dollar growth of 2 percent was driven by foreign currency exchange rate fluctuations and a rate improvement of 40 basis points versus the prior-year period (an 80 basis point improvement excluding restructuring charges). The rate improvement was driven by continued promotional effectiveness in our Future Shop and Best Buy Canada stores, as well as the impact of previously announced (February 2011) international restructuring activities related to store closures in China and Turkey.

Selling, General and Administrative expenses (“SG&A”)

	Three Months ended November 26, 2011
($millions)	SG&A	Change YOY	% of Revenue
Domestic	$1,863	1%	21.0%
International	753	(1)%	23.5%
Total	$2,616	1%	21.6%

Total company SG&A dollar spending increased only 1 percent during the quarter compared to the prior-year period, and the SG&A rate improved 20 basis points. Excluding the effect of foreign currency exchange rates, total company SG&A spending was flat. Within the Domestic segment, the 1 percent increase in SG&A was primarily driven by increased television and online advertising and the net addition of 124 Best Buy Mobile stand-alone stores and 6 large-format Best Buy locations. Within the International segment, SG&A spending declined 1 percent, including the benefit of previously announced international restructuring activities related to store closures in China and Turkey. Excluding the impact of foreign currency exchange rate fluctuations, International segment SG&A spending declined 3 percent.

Operating Income

	Three Months ended November 26, 2011
($millions)	Operating Income	Change YOY	% of Revenue
Domestic	$207	(39)%	2.3%
International	(29)	(164)%	(0.9)%
Total	$178	(54)%	1.5%
Adjusted operating income – Domestic	246	(28)%	2.8%
Adjusted operating income – International	82	82%	2.6%
Total adjusted operating income	$328	(15)%	2.7%

Restructuring Charges and Gain on Sale of Investments during Fiscal Third Quarter
During the third quarter of fiscal 2012, the company incurred $150 million of pre-tax restructuring charges, largely associated with the previously announced plan to close the 11 big-box pilot stores in the U.K. and the disposition of certain assets in our Domestic entertainment business. The charges included fixed asset impairments, inventory adjustments, severance costs and other costs, the majority of which are related to the store closures. Unrelated to operating income results, but included within third quarter reported net earnings, was the $112 million sale of shares of TalkTalk Telecom Group PLC and Carphone Warehouse Group plc, which generated a pre-tax gain of $55 million.

Free Cash Flow, Share Repurchases and Dividends
Free cash flow through the fiscal third quarter was $2.0 billion, primarily driven by the timing of several working capital items at the end of the previous fiscal year and the continued effective management of inventory levels. During the third quarter of fiscal 2012, the company repurchased $320 million, or 12.6 million shares, of its common stock at an average price of $25.47 per share. For the first nine months of fiscal 2012, the company repurchased $1.2 billion, or 41.8 million shares, of its common stock at an average price of

$28.30 per share. On October 25, 2011, the company paid a quarterly dividend of $0.16 per common share outstanding, or $58 million in the aggregate.

Fiscal 2012 Annual Guidance
Based on consumer spending and CE industry trends experienced year-to-date and expectations for the remainder of the fiscal year, the company's annual EPS guidance includes the following assumptions:

•	Revenue continued to be expected in the range of $51.0 billion to $52.5 billion, reflecting comparable store sales in the range of flat to a 3 percent decline

•	Gross margin expected to be down approximately 50 basis points

•	SG&A dollars expected to increase approximately 2 percent

•	Adjusted operating income dollars continued to be expected in the range of a 5 percent decline to 2 percent growth

•
Adjusted diluted EPS confirmed in the range of $3.35 to $3.65, including the estimated impact from fiscal 2012 share repurchases and excluding the gain on the sale of investments and charges previously announced on November 7, 2011, which are comprised of the purchase of CPW's share of the Best Buy Mobile profit share agreement, a non-cash impairment charge to reflect the write-down of Best Buy Europe goodwill, and restructuring charges related primarily to the U.K. big-box store closures.

The company's annual guidance reflects a GAAP basic EPS loss in the range of ($3.52) to ($3.17). This loss is primarily driven by charges attributable to Best Buy outlined above which total approximately $2.6 billion in fiscal 2012. Please see table titled “Reconciliation of Non-GAAP Guidance” attached to this release for further details.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on December 13, 2011. A webcast of the call is expected to be available on its Web site at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:30 pm Eastern Time (11:30 a.m. Central Time) on December 13 through December 20. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4492696.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

(2) Consistent with its prior practice, the company defines adjusted gross profit and adjusted operating income for the periods presented as its reported gross profit and operating income for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effects of restructuring charges and gain on sale of investments referenced earlier in this release. In addition, the company defines adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported net earnings and diluted earnings per share calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges, gain on sale of investments and the noncontrolling interest impact of the restructuring charges.

These non-GAAP financial measures provide investors with an understanding of the company's gross profit, operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's gross profit, operating income, net earnings and diluted earnings per share for its fiscal quarter and nine months ended November 26, 2011, against the company's results for the respective prior-year periods and against third party estimates of the company's diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(3) Best Buy defines free cash flow as total cash provided by operating activities less additions to property and equipment. Please see “Condensed Consolidated Statements of Cash Flows” attached to this release for more detail.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on April 25, 2011. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or  bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or  adam.hauser@bestbuy.com

Mollie O’Brien, Director, Investor Relations
(612) 291-7735 or  mollie.obrien@bestbuy.com

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or  susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations
(612) 291-6150 or  lisa.hawks@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Nov 26, 2011	Nov 27, 2010	Nov 26, 2011	Nov 27, 2010
Revenue	$12,099	$11,890	$34,386	$34,016
Cost of goods sold	9,155	8,907	25,802	25,322
Restructuring charges - cost of goods sold	13	—	13	—
Gross profit	2,931	2,983	8,571	8,694
Gross profit %	24.2%	25.1%	24.9%	25.6%
Selling, general and administrative expenses	2,616	2,598	7,683	7,585
SG&A %	21.6%	21.8%	22.3%	22.3%
Restructuring charges	137	—	141	—
Operating income	178	385	747	1,109
Operating income %	1.5%	3.2%	2.2%	3.3%
Other income (expense):
Gain on sale of investments	55	—	55	—
Investment income and other	8	8	26	33
Interest expense	(37)	(20)	(102)	(64)
Earnings before income tax expense and equity in loss of affiliates	204	373	726	1,078
Income tax expense	72	133	270	400
Effective tax rate	35.5%	35.7%	37.2%	37.1%
Equity in loss of affiliates	(1)	—	(2)	—
Net earnings including noncontrolling interests	131	240	454	678
Net loss (earnings) attributable to noncontrolling interests	23	(23)	13	(52)
Net earnings attributable to Best Buy Co., Inc.	$154	$217	$467	$626

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.43	$0.55	$1.25	$1.53
Diluted(1)	$0.42	$0.54	$1.23	$1.50

Dividends declared per Best Buy Co., Inc. common share	$0.16	$0.15	$0.46	$0.43

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	359.7	397.1	373.1	410.3
Diluted	368.8	407.8	382.4	420.7

(1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible debentures due in 2022 into 8.7 million shares and 8.8 million shares of common stock in fiscal 2012 and fiscal 2011, respectively, and adds back the related after-tax interest expense of $1.4 for the three months ended Nov. 26, 2011 and Nov. 27, 2010, and $4.2 and $4.3 for the nine months ended Nov. 26, 2011 and Nov. 27, 2010, respectively.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Nov 26, 2011	Nov 27, 2010
ASSETS
Current assets
Cash and cash equivalents	$2,392	$925
Short-term investments	—	2
Receivables	3,212	2,793
Merchandise inventories	9,220	10,064
Other current assets	1,085	1,045
Total current assets	15,909	14,829
Net property & equipment	3,567	3,994
Goodwill	2,420	2,441
Tradenames	129	145
Customer relationships	165	220
Equity and other investments	146	343
Other assets	412	380
TOTAL ASSETS	$22,748	$22,352

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$10,064	$9,858
Accrued liabilities	2,912	2,839
Short-term debt	163	690
Current portion of long-term debt	427	33
Total current liabilities	13,566	13,420
Long-term liabilities	1,119	1,166
Long-term debt	1,687	1,101
Equity	6,376	6,665
TOTAL LIABILITIES & EQUITY	$22,748	$22,352

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	Nov 26, 2011	Nov 27, 2010
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$454	$678
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	706	731
Realized gain on sale of investments	(55)	—
Other, net	411	84
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(761)	(805)
Merchandise inventories	(3,402)	(4,561)
Accounts payable	5,278	4,492
Other assets and liabilities	(4)	(74)
Total cash provided by operating activities	2,627	545

INVESTING ACTIVITIES
Additions to property and equipment	(616)	(529)
Other, net	18	168
Total cash used in investing activities	(598)	(361)

FINANCING ACTIVITIES
Repurchase of common stock	(1,165)	(1,128)
Borrowings (repayments) of debt, net	568	41
Other, net	(130)	(6)
Total cash used in financing activities	(727)	(1,093)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(13)	8

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,289	(901)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,103	1,826

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,392	$925

Total cash provided by operating activities	$2,627	$545
Additions to property and equipment	(616)	(529)
Free cash flow	$2,011	$16

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Nine Months Ended
	Nov 26, 2011	Nov 27, 2010	Nov 26, 2011	Nov 27, 2010
Revenue	$8,885	$8,710	$25,055	$25,069
Gross profit	$2,109	$2,181	$6,180	$6,395
SG&A	$1,863	$1,841	$5,396	$5,350
Operating income	$207	$340	$744	$1,045
Key Metrics:
Comparable store sales % change(1)	0.9%	(5.0)%	(1.3)%	(1.7)%
Gross profit as % of revenue	23.7%	25.0%	24.7%	25.5%
SG&A as % of revenue	21.0%	21.1%	21.5%	21.3%
Operating income as % of revenue	2.3%	3.9%	3.0%	4.2%
Adjusted operating income(2)	$246	$340	$784	$1,045
Adjusted operating income % of revenue(2)	2.8%	3.9%	3.1%	4.2%

International Segment Performance Summary

	Three Months Ended		Nine Months Ended
	Nov 26, 2011	Nov 27, 2010	Nov 26, 2011	Nov 27, 2010
Revenue	$3,214	$3,180	$9,331	$8,947
Gross profit	$822	$802	$2,391	$2,299
SG&A	$753	$757	$2,287	$2,235
Operating (loss) income	$(29)	$45	$3	$64
Key Metrics:
Comparable store sales % change(1)	(1.7)%	2.3%	(1.5)%	4.2%
Gross profit as % of revenue	25.6%	25.2%	25.6%	25.7%
SG&A as % of revenue	23.5%	23.8%	24.5%	25.0%
Operating (loss) income as % of revenue	(0.9)%	1.4%	0.0%	0.7%
Adjusted operating income(2)	$82	$45	$117	$64
Adjusted operating income % of revenue(2)	2.6%	1.4%	1.3%	0.7%

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

(2) Excludes the impact of previously announced restructuring charges. Please see table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Nov 26, 2011	Nov 27, 2010	Nov 26, 2011	Nov 27, 2010
Consumer Electronics	35%	36%	(4.8)%	(10.6)%
Computing & Mobile Phones(1)	40%	37%	8.8%	4.8%
Entertainment	13%	15%	(9.0)%	(13.9)%
Appliances	5%	5%	13.7%	(0.1)%
Services(2)	6%	6%	(0.7)%	(1.5)%
Other	1%	1%	n/a	n/a
Total	100%	100%	0.9%	(5.0)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Nov 26, 2011	Nov 27, 2010	Nov 26, 2011	Nov 27, 2010
Consumer Electronics	19%	19%	(2.7)%	(2.5)%
Computing & Mobile Phones(1)	56%	57%	(1.3)%	3.0%
Entertainment	5%	6%	(3.4)%	(14.8)%
Appliances	10%	9%	(6.5)%	26.5%
Services(2)	10%	9%	5.1%	0.9%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(1.7)%	2.3%

(1) The previous "Home Office" revenue category has been renamed to "Computing and Mobile Phones" to more clearly describe the key products contained within the category. However, the composition of the products within this category has not changed from previous disclosures.

(2) The “Services” revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile gross profit, operating income, net earnings and diluted earnings per share for the periods presented (GAAP financial measures) to adjusted gross profit, adjusted operating income, adjusted net earnings and adjusted diluted earnings per share (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Nine Months Ended
	Nov 26, 2011		Nov 26, 2011
	$	% of Rev.	$	% of Rev.
Domestic
Operating income	$207	2.3%	$744	3.0%
Restructuring charges - SG&A	39	0.5%	40	0.1%
Adjusted operating income	246	2.8%	784	3.1%

International
Gross profit	822	25.6%	2,391	25.6%
Restructuring charges - COGS	13	0.4%	13	0.2%
Adjusted gross profit	835	26.0%	2,404	25.8%

Operating (loss) income	(29)	(0.9)%	3	0.0%
Restructuring charges - COGS	13	0.4%	13	0.2%
Restructuring charges - SG&A	98	3.1%	101	1.1%
Adjusted operating income	82	2.6%	117	1.3%

Consolidated
Gross profit	2,931	24.2%	8,571	24.9%
Restructuring charges - COGS	13	0.1%	13	0.0%
Adjusted gross profit	2,944	24.3%	8,584	24.9%

Operating income	178	1.5%	747	2.2%
Restructuring charges - COGS	13	0.1%	13	0.0%
Restructuring charges - SG&A	137	1.1%	141	0.4%
Adjusted operating income	$328	2.7%	$901	2.6%

Net earnings	$154		$467
After-tax impact of restructuring charges - COGS	10		10
After-tax impact of restructuring charges - SG&A	96		99
After-tax impact of gain on sale of investments	(48)		(48)
After-tax impact of restructuring charges - NCI	(40)		(40)
Adjusted net earnings	$172		$488

Diluted EPS	$0.42		$1.23
Per share impact of restructuring charges - COGS	0.03		0.03
Per share impact of restructuring charges - SG&A	0.26		0.26
Per share impact of gain on sale of investments	(0.13)		(0.12)
Per share impact of restructuring charges - NCI	(0.11)		(0.11)
Adjusted diluted EPS	$0.47		$1.29

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with GAAP. The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income and EPS guidance for the period presented (GAAP financial measures) to adjusted operating income and adjusted diluted EPS guidance (non-GAAP financial measures) for the period presented.

Twelve Months Ended
Mar 3, 2012
Reconciliation of Adjusted Operating Income Percent Change
Operating income % (decrease)	(60%) – (52%)
Adjustments to exclude restructuring and impairment charges
U.K. big box closure-related and other restructuring charges	3% – 2%
Best Buy Europe estimated goodwill impairment	52%
Adjusted operating income % (decrease) increase	(5%) – 2%

Reconciliation of Adjusted Diluted EPS
Basic EPS guidance(1)	($3.52) – ($3.17)
Adjustments to exclude restructuring and impairment charges
U.K. big box closure-related and other restructuring charges	$0.35 – $0.30
Best Buy Europe estimated goodwill impairment	$3.15
Adjustment to exclude purchase of CPW's interest in Mobile Profit Share Agreement	$3.40
Adjustment to exclude gain on sale of investments	($0.13)
Adjustment for diluted share count(1)	$0.10
Adjusted diluted EPS guidance	$3.35 – $3.65

(1) Our GAAP EPS guidance includes a net loss. Accordingly, the weighted average shares used to calculate basic and diluted EPS will be the same. Potentially dilutive shares of common stock from stock options, non-vested share awards, and shares from the assumed conversion of our convertible debentures are not included in the diluted weighted average shares outstanding because their inclusion would be anti-dilutive (i.e., reduce the net loss per share). However, our adjusted EPS guidance reflects net earnings, and as such, will be calculated using weighted average diluted shares outstanding, which includes the potentially dilutive impact of items such as stock options, non-vested share awards, and shares from the assumed conversion of our convertible debentures.